EXHIBIT (a)(1)(iii)

Form of Eligible Option Information Sheet

Name:	Steps to properly complete this Eligible Option Information Sheet
Employee ID:

Step 1: Check the box for the eligible option grant you want to exchange.

Step 2: Sign the appropriate election where indicated.

Step 3: Return along with your Election Form to              no later than 5:00 p.m. on January 21, 2009.

If you elect to participate in the exchange offer, this sheet must be properly completed, signed and submitted with your Election Form no later than

5:00 p.m. on January 21, 2009. If this sheet is not properly completed, signed and submitted with your Election Form, your Election Form will be rejected.

				Number of Options Vested [2]				Hypothetical Examples of the Number of New Options that May Be Granted At Various Assumed Exercise Prices of: [2]										CHECK THE BOX BELOW IF YOU WANT TO EXCHANGE THE GRANT [4]
Option Grant Number	Option Grant Date	Option Grant Expiration Date	Option Exercise Price	Options Eligible for Exchange [1]				US$		US$		US$		US$		US$

			(in US Dollars)	(as of January 21, 2009)
1			$0.00	0				0		0		0		0		0		☐
2			$0.00	0				0		0		0		0		0		☐
3			$0.00	0				0		0		0		0		0		☐
4			$0.00	0				0	*	0		0		0	*	0	*	☐
5			$0.00	0				0	*	0	*	0	*	0	*	0	*
6			$0.00	0	0	0	0	0	*	0	*					0	*

TO INDICATE YOUR ELECTION, SIGN ON THE APPROPRIATE SIGNATURE LINE BELOW.	Signature

I elect to exchange ALL of my eligible options

I do not want to exchange ANY of my eligible options

I elect to exchange ONLY the eligible options checked in the boxes above

[1]	Only options granted under the 2006 Plan with exercise prices greater than $21.32 will be eligible for exchange. This information sheet lists only your options with exercise prices greater than $21.32. Each option you elect to tender for exchange must be tendered in whole. If you would like to review all of the options granted to you by Sirona, please contact the Morgan Stanley Financial Advisor Team at:

1211 Avenue of the Americas – 34th Floor

New York, NY 10036

Phone: (800) 392-0354/(212) 903-7685

Facsimile: (212) 459-9732/(212) 765-9588

Email: blair.horne@morganstanley.com

In addition, you may access your account on the Morgan Stanley website at https://www.msdw-spa.com, or by contacting the Morgan Stanley Financial Advisor Team between the hours of 8:00 AM and 5:00 PM Eastern Time on all business days that the New York Stock Exchange is open. To access the Morgan Stanley website you will need your Employee ID# and password. This unique ID (Sirona Dental Employee Number) and Password (for U.S. citizens, the last six digits of your Social Security number; for international participants, a 6 digit PIN) was provided to you in the welcome packet you received from Morgan Stanley. If you have forgotten your Sirona Dental Employee ID or password, please contact the Morgan Stanley Financial Advisor Team.

[2]	The number of new options shown in the table are hypothetical examples only and are based on assumptions made as of the date hereof. The actual number of new options granted in exchange for tendered eligible options will be determined based upon the NASDAQ closing price of our common stock on the date of exchange. The new options granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions, such as a change in the volatility of our stock, used to calculate the information in the above table will result in a change to the number of new options that may be granted under the exchange offer. As a result, the number of new options set forth in the table may not represent the actual number of new options that you would receive in the exchange offer.